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                                                                  EXHIBIT 99.1


PRESS RELEASE

FOR IMMEDIATE RELEASE:                                                     NEWS
                                                                      AMEX: PCD


          PLANETCAD CONTINUES AGGRESSIVE CORPORATE REALIGNMENT PROGRAM

           COMPANY SHARPENS FOCUS ON SUPPLY CHAIN MANAGEMENT SOLUTIONS
                AND WORKS TO SUBSTANTIALLY REDUCE CASH BURN RATE


BOULDER, COLO. -- SEPTEMBER 19, 2001 -- PlanetCAD, Inc. (AMEX: PCD), which develops Cycle Time Reduction(TM) software solutions for the manufacturing supply chain, today announced it has taken additional steps to realign the Company's operational focus and corporate infrastructure and reduce its expenses. As the Company moves closer to an exclusive focus on Cycle Time Reduction products for the supply chain, it also has eliminated unrelated costs and infrastructure. Most recently, the company reduced the size of its workforce to approximately 30 people.

"This reduction in personnel, while difficult, is essential given the further tightening of the manufacturing market simultaneous to our efforts to return the Company to profitability," said Jim Bracking, president and CEO. "PlanetCAD has undergone a major transition in its strategic focus in recent months, and consequently, many of the previously staffed positions are no longer appropriate or necessary within our business. We expect to recognize a significant reduction in our expenses as a result of these and other cost-reduction efforts."

The workforce reduction eliminates non-essential positions in the Company's senior management, marketing, development and support teams, which are primarily located in the Company's Boulder, Colorado headquarters. Additionally, the Company has reduced the amount of space it occupies in Boulder, and it will begin subleasing its Boston, Massachusetts offices, as the Company's operations there have been discontinued.

As part of its Cycle Time Reduction development programs, PlanetCAD recently acquired eCAS(TM), a supply chain productivity technology developed by Castalink. The eCAS technology is a portfolio of productivity modules that address the supply chain automation needs of medium-sized manufacturers, enabling streamlined procurement, sales and order processing between OEMs, suppliers and customers. PlanetCAD is integrating this technology with existing proprietary technologies for communication of high-quality engineering design data throughout the supply chain.

Management said that all employees affected by the realignment will be offered professional outsource counseling and severance provisions. The Company also noted that the costs of these programs will impact third quarter financials accordingly.

ABOUT PLANETCAD INC.

PlanetCAD, headquartered in Boulder, Colo., provides Cycle Time Reduction solutions for the manufacturing supply chain. PlanetCAD's award-winning products reduce cycles, costs and waste from design to manufacture by integrating engineering data with supply chain transactions. PlanetCAD's current products include the PrescientQA(TM) design-quality engineering software suite, which reduces costly design errors, accelerates time-to-market, and improves the product development process; and IntraVISION(R), which enables viewing, markup, measuring and conversion of more than 300 file formats. For more information on PlanetCAD or Cycle Time Reduction, visit www.planetcad.com, or call 888-319-0871.

Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. There are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. A description of risks and uncertainties attendant to PlanetCAD and its industry, and other factors which could affect PlanetCAD's financial



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results, are included in PlanetCAD's Securities and Exchange Commission filings, including, but not limited to, PlanetCAD's annual report on Form 10-KSB for the year ended December 31, 2000.

                                       ###

PlanetCAD, eCAS, Cycle Time Reduction, PrescientQA, DriveQA, GeometryQA, CertifyQA and AuditQA are trademarks of PlanetCAD Inc. DesignQA is a registered trademark of PlanetCAD Inc. IntraVISION is a registered trademark of Spatial Corp. All other products are trademarks of their respective owners.


FOR MORE INFORMATION, MEDIA ONLY:

Rachael Dalton-Taggart, PlanetCAD PR Director, (303) 209-9252

FOR MORE INFORMATION, FINANCIAL ANALYSTS ONLY:

Joy Sullins, CFO, PlanetCAD, (303) 209-9100